Exhibit 4.2

FIRST AMENDMENT
TO
RIGHTS AGREEMENT

     This First Amendment to Rights Agreement dated as of September 15, 2004 (this “Amendment”), by and between Integra Bank Corporation, an Indiana corporation (the “Company”), and Integra Bank N.A., a national banking association (the “Rights Agent”), amends the Rights Agreement dated as July 18, 2001 by and between the Company and the Rights Agent (the “Rights Agreement”). Capitalized terms not defined herein shall have the meanings given to them in the Rights Agreement.

WITNESSETH

     WHEREAS, the Company wishes to amend the Rights Agreement to remove the provisions requiring the approval of “Continuing Directors” for certain actions under the Rights Agreement to be duly authorized; and

     WHEREAS, the Company’s right of redemption pursuant to Section 23 of the Rights Agreement has not expired; and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, a majority of the Continuing Directors has approved an amendment to the Rights Agreement as set forth below;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1. Section 1 of the Rights Agreement is hereby amended such that subsection (h) is deleted in its entirety and replaced with:

"(h) [Reserved]”

     2. Section 1(a) of the Rights Agreement is hereby amended such that each instance of the phrase “approved by a majority of the Continuing Directors” is deleted in its entirety and replaced with “approved by the Board of Directors of the Company”.

     3. Sections 1(a), 11(c), 11(d), 14, 22, 24(a) and 24(b) of the Rights Agreement are hereby amended such that each instance of the phrase “(upon the approval of a majority of the Continuing Directors)” is deleted in its entirety.

     4. Sections 1(z) and 27 of the Rights Agreement are hereby amended such that each instance of the phrase “a majority of the Continuing Directors” is deleted in its entirety and replaced with “the Board of Directors of the Company”.

     5. Section 3(a) of the Rights Agreement is hereby amended such that each instance of the phrase “upon approval by a majority of the Continuing Directors” is deleted in its entirety.

     6. Section 13 of the Rights Agreement is hereby amended such that the phrase “(including approval by a majority of the Continuing Directors)” is deleted in its entirety.

     7. Section 23(a) of the Rights Agreement is hereby amended such that the clause “and provided, further, that if the Board of Directors of the Company authorizes redemption of the Rights or an extension of the time period during which the Rights may be redeemed after the time that any Person becomes an Acquiring Person, then there must be Continuing Directors then in office and such authorization or extension shall require the concurrent of a majority of such Continuing Directors” is deleted in its entirety.

     8. Exhibit C to the Rights Agreement is hereby amended such that the second paragraph is deleted in its entirety and replaced with:

                    “To implement the Rights Plan the Board of Directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding common share (the “Common Shares”) of the Company. The dividend was paid on July 30, 2001 to the shareholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company, no par value (the “Preferred Shares”), at a price of $75.00 per one-hundredth of a Preferred Share, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of July 18, 2001, as amended and in effect from time to time (the “Rights Agreement”), between the Company and Integra Bank N.A. as Rights Agent.”

     9. Exhibit C to the Rights Agreement is hereby further amended such that the following paragraph is inserted as the third paragraph:

                    Effective September 15, 2004, the Company executed an amendment to the Rights Agreement (the “Amendment”) to eliminate the continuing director or so-called “dead-hand” provisions. Previously, these provisions prevented the Company from taking certain actions under the Rights Agreement (such as amending the Rights Agreement or, in some cases, redeeming the Rights) without approval from a majority of the “Continuing Directors.” “Continuing Director” was defined generally to mean any director of the Company who was not an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as those terms are defined in the Rights Agreement) and who either (1) was a director on July 18, 2001, or (2) subsequently became a director and whose nomination for election or election was recommended or approved by a majority of the Continuing Directors then serving on the Board of Directors. As a result of the Amendment, actions which previously required approval by a majority of the Continuing Directors now instead require approval solely by the Board of Directors of the Company.

     10. Exhibit C to the Rights Agreement is hereby further amended such that, in the section captioned “DISTRIBUTION OF RIGHTS”, the phrase “upon approval by a majority of Continuing Directors as defined below” is deleted in its entirety.

     11. Exhibit C to the Rights Agreement is hereby further amended such that, in the section captioned “DISTRIBUTION OF RIGHTS”, the phrase “upon approval of a majority of the Continuing Directors” is deleted in its entirety.

     12. Exhibit C to the Rights Agreement is hereby further amended such that, in the section captioned “RIGHT TO PURCHASE ACQUIRING PERSON STOCK”, the phrase “and the Continuing Directors” is deleted in its entirety.

     13. Exhibit C to the Rights Agreement is hereby further amended such that, in the section captioned “AMENDMENTS”, the phrase “(upon the approval of a majority of the Continuing Directors)” is deleted in its entirety.

     14. Exhibit C to the Rights Agreement is hereby further amended such that, in the section captioned “MISCELLANEOUS”, the first paragraph (i.e., the definition of “Continuing Director”) is deleted in its entirety.

     15. Exhibit C to the Rights Agreement is hereby further amended such that, in the section captioned “MISCELLANEOUS”, the penultimate paragraph is deleted in its entirety and replaced with:

                    “A copy of the Rights Agreement and the Amendment have been filed with the Securities and Exchange Commission as Exhibits to a Registration Statement on Form 8-A/A filed on September 16, 2004. A copy of the Rights Agreement and the Amendment are available to Rights holders free of charge upon request to the Corporate Secretary of the Company.”

     16. Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.

     17. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

INTEGRA BANK CORPORATION
By:	/s/ Michael T. Vea
Michael T. Vea, Chairman of the Board,
President and Chief Executive Officer

Attest:
/s/ Charles A. Caswell
Charles A. Caswell
Executive Vice President and Chief Financial Officer

INTEGRA BANK N.A.
By:	/s/ Martin M. Zorn
Martin M. Zorn
Executive Vice President and Secretary

Attest:
/s/ Charles A. Caswell
Charles A. Caswell
Executive Vice President and Chief Financial Officer